Limited Power of Attorney Securities Law Compliance

The undersigned, as a beneficial owner of Endocyte, Inc. (the "Company"), hereby constitutes and appoints P. Ron Ellis and Michael A. Sherman, and each of them, the undersigned's true and lawful attorney in fact and agent to complete and execute such Forms 144, Forms 3, 4 and 5 and other forms as such attorney shall in his or her discretion determine to be required or advisable pursuant to Rule 144 promulgated under the Securities Act of 1933 (as amended), Section 16 of the Securities Exchange Act of 1934 (as amended) and the rules and regulations promulgated thereunder, or any successor laws and regulations, as a consequence of the undersigned's ownership, acquisition or disposition of securities of the Company, and to do all acts necessary in order to file such forms with the Securities and Exchange Commission, any securities exchange or national association, the Company and such other person or agency as the attorney shall deem appropriate. The undersigned hereby ratifies and confirms all that said attorneys in fact and agents shall do or cause to be done by virtue hereof.

This Limited Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 144, Forms 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company unless earlier revoked by the undersigned in a writing delivered to the foregoing attorneys-in-fact.

This Limited Power of Attorney is executed at San Mateo, CA as of the date set forth below.

Sanderling Ventures Management V
Sanderling Ventures Management VI

By: /s/ Fred A. Middleton
    Fred A. Middleton
    Owner

Dated: 01/31/2011


Witness:

/s/ Penelope Jackson
Signature

Penelope Jackson
Type or Print Name

Dated: 01/31/2011